TRUSTCO	Exhibit 99 (a)
Bank Corp NY	News Release
5 Sarnowski Drive, Glenville, New York, 12302
(518) 377-3311  Fax:  (518) 381-3668

Subsidiary: Trustco Bank	NASDAQ -- TRST

Contact:	Kevin T. Timmons
Vice President/Treasurer
(518) 381-3607

FOR IMMEDIATE RELEASE

TrustCo Recognized as One of
America’s Top Banks

Glenville, New York – February 26, 2009

Bank Director Magazine once again named TrustCo Bank Corp NY (TrustCo, Nasdaq: TRST) as one of America’s top banks.  TrustCo made a major commitment to the Central Florida market beginning with the opening of its first Florida office in 2002 and continuing through today.  With its most recent openings, the Company now has 37 offices in 10 counties, with additional offices scheduled to be opened in the state during the course of 2009.

TrustCo has long focused on conservative banking practices, and remains very profitable, with solid capital and asset quality and strong liquidity.  The Bank Director Magazine article validates the success of the Company’s efforts.  In its 1st Quarter 2009 edition the magazine ranks the top 150 companies in the banking industry.  TrustCo ranked 21st for the 2008 calendar year based on an objective analysis of profitability, capital strength and asset quality.  The highest ranking of any bank based in Florida was 131st.

Chairman and President Robert J. McCormick noted, “We are again pleased that this independent analysis of TrustCo’s financial performance and condition affirms that our business model has effectively met the many challenges of the economic downturn and market turmoil of the last year.”

TrustCo Bank Corp NY is a $3.5 billion bank holding company and through its subsidiary, Trustco Bank, operates 125 offices in New York, Florida, Massachusetts, New Jersey and Vermont.

In addition, the Bank operates a full service Trust Department.  The common shares of TrustCo are traded on The NASDAQ Global Select Market under the symbol TRST.

Except for the historical information contained herein, the matters discussed in this news release and other information contained in TrustCo’s Securities and Exchange Commission filings may express “forward-looking statements.”  Those “forward-looking statements” may involve risk and uncertainties, including statements containing future events or performance and assumptions and other statements of historical facts.

TrustCo wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The following important factors, among others, in some cases have affected and in the future could affect TrustCo’s actual results, and could cause TrustCo’s actual financial performance to differ materially from that expressed in any forward-looking statement:  (1) credit risk, (2) interest rate risk, (3) competition, (4) changes in the regulatory environment, (5) real estate and collateral values, and (6) changes in national and local market areas and general business and economic trends.  The foregoing list should not be construed as exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events. Additional discussion of risks can be found in the Company’s annual reports, Form 10-K and Form 10-Q filings.